EXHIBIT 99

For Immediate Release

NORTHWEST AIRLINES SUCCESSFULLY

RESTRUCTURES CREDIT FACILITY

EAGAN, Minn. — (November 23, 2004) — Northwest Airlines (NASDAQ: NWAC) today announced that it has successfully completed the restructuring of its $975 million revolving bank credit facility.

The new term loan, the principal of which is payable over a six-year period, replaces a fully drawn revolving line of credit that was scheduled to mature in October of 2005.  J.P. Morgan, Deutsche Bank and Citigroup acted as joint lead arrangers and book runners of the transaction.  U.S. Bank, ABN-Amro and Calyon also served as agents on the loan.

“We are pleased that we have restructured our bank facility one year ahead of its maturity date.  With the bank loan restructured, the final condition to our pilot agreement has now been satisfied and the $300 million in annual labor cost savings from pilots and management employees will go into effect on December 1,” said Doug Steenland, president and chief executive officer.

Steenland added, “We would like to thank the existing banks who supported us in this restructuring.  The positive response we received from our existing banks and from new investors indicates their recognition of Northwest’s strong strategic position and industry leading performance and their confidence in our ability to continue to achieve cost reductions and return to profitability.”

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,500 daily departures.  Northwest and its travel partners serve nearly 750 cities in almost 120 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.